Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of Pender Real Estate Credit Fund of our audit reports dated January 31, 2023, relating to the consolidated schedule of investments of Pender Capital Asset Based Lending Fund 1, L.P. for the year ended December 31, 2021 and for the period ended September 30, 2022, which reports appears in this Registration Statement.

ArmaninoLLP
San Jose, California

February 28, 2023